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                                                                   EXHIBIT 23(4)

[KPMG Peat Marwick LLP Letterhead]

     2300 West Sahara Avenue
     Suite 300, Box 28
     Las Vegas, NV  89102

                          CONSENT OF INDEPENDENT AUDITORS'

The Board of Directors
Harrah's Entertainment, Inc.:

We consent to the incorporation by reference in the Form S-3 of Harrah's Entertainment, Inc. and Harrah's Operating Company, Inc. of our report dated March 13, 1998, with respect to the consolidated balance sheets of Showboat, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Showboat, Inc.

                                        KPMG PEAT MARWICK LLP

December 18, 1998